UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2023

CF BANKSHARES INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25045	34-1877137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7000 N. High Street, Worthington, Ohio	43085	(614) 334-7979
(Address of principal executive offices)	(Zip Code)	(Registrant’s Telephone Number)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	CFBK	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On January 25, 2023, CF Bankshares Inc. (the “Company”) and its wholly-owned subsidiary, CFBank, National Association (the “Bank”), entered into an employment agreement with each of Bradley Ringwald, President of the Bank, and Kevin Beerman, Executive Vice President and Chief Financial Officer of the Company and the Bank (the “Employment Agreements”). The following description of the Employment Agreements is a summary of their material terms and does not purport to be complete, and is qualified in its entirety by reference to the Employment Agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Each Employment Agreement is effective as of January 25, 2023, and has an initial term ending on December 31, 2024. The Board of Directors of the Company will periodically review each Employment Agreement to determine whether extension of the Employment Agreement for an additional 12-month period (a “Renewal Term”) is appropriate, and each Employment Agreement will be extended for a Renewal Term unless the Company and the Company provides the executive with a written notice of non-renewal not less than 30 days prior to the end of the applicable term.

Pursuant to the Employment Agreements, Mr. Ringwald will receive an initial base annual salary of $325,000 and Mr. Beerman will receive an initial base annual salary of $215,000. In addition to the base annual salary, Messrs. Ringwald and Beerman are eligible under their respective Employment Agreements to receive an annual performance bonus contingent upon the satisfaction of reasonable performance goals established in good faith by the Board of the Company, or a committee thereof, from time to time. The Employment Agreements provide that the performance bonus opportunity for 2023 will be 65% of base salary for Mr. Ringwald and 50% of base salary for Mr. Beerman. The Employment Agreements also provide that Messrs. Ringwald and Beerman will participate in other employee benefit plans and other fringe benefits applicable to executive employees.

The Employment Agreements provide for certain payments if (a) the executive executes a release of claims against the Bank and the Company, (b) the executive remains in compliance with certain covenants, as described below, and (c) the executive (i) has an involuntary termination without “cause” not in connection with a change of control, (ii) voluntarily terminates with “good reason” not in connection with a change in control, (iii) has an involuntary termination without “cause” during the first 24 months after a change of control, or (iv) voluntarily terminates with “good reason” during the first 24 months after a change in control.

In the event of involuntary termination without “cause” or voluntary termination with “good reason,” other than in connection with a change of control, the terminated executive is entitled to receive a severance benefit equal to:

•	Salary continuation for 12 months; and

•

Payment of a pro rata portion (calculated based on the ratio of the number of days of employment during the performance period to the total number of days during the performance period) of any incentive compensation payable to the executive with respect to the year in which the employment is terminated and payable when, if and to the extent that the bonus otherwise would have been payable had the executive remained employed.

In the event there is a “change of control” of the Bank, as defined in the Employment Agreements, and the executive’s employment is involuntarily terminated by the Company and the Bank without “cause” or voluntarily terminated by the executive with “good reason” before the second anniversary of the date of the change of control, the executive will be entitled to receive a lump sum payment equal to one times (1x) the sum of the terminated executive’s base salary on the date of termination and the average bonus paid to such executive over the 24 month period preceding such termination. The lump sum will be paid within 60 days following the executive’s termination date. This change of control benefit will be subject to reduction if necessary to comply with regulatory limitations on golden parachute payments or to avoid excise taxes under Internal Revenue Code Section 4999.

The Employment Agreements also require each of the executives to comply with a covenant prohibiting solicitation of customers and employees of the Company and the Bank during the term of the Employment Agreements and for a period of one year thereafter (or, if longer, the number of months of severance payments under the Employment Agreement). The Employment Agreements also contain confidentiality and non-disparagement covenants.

The Employment Agreements also provide for a clawback of any incentive paid to, credited to an account on behalf or, or vested to the executive within the prior twenty-four (24) months if it is later determined that the incentive is directly attributable to materially misleading financial statements and any other clawback required by law or exchange listing regulation.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement, dated January 25, 2023, by and among the Company, the Bank and Bradley Ringwald.

10.2	Employment Agreement, dated January 25, 2023, by and among the Company, the Bank and Kevin Beerman.

104	Cover Page Interactive Data File (embedded within the InIine XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CF Bankshares Inc.

Date: January 27, 2023	By:	/s/ Kevin J. Beerman
Kevin J. Beerman
Executive Vice President and Chief Financial Officer